UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      under Sections 13(d) and 15(d)of the Securities Exchange Act of 1934

                                               Commission File Number: 000-25327

                            MEDE AMERICA CORPORATION
             (Exact name of Registrant as specified in its charter)

                          90 MERRICK AVENUE, SUITE 501
                              EAST MEADOW, NY 11554
                                 (516) 542-4500

         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
            (Title of each class of securities covered by this Form)

           (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)        [X]         Rule 12h-3(b)(1)(ii)       [   ]
     Rule 12g-4(a)(1)(ii)       [   ]       Rule 12h-3(b)(2)(i)        [   ]
     Rule 12g-4(a)(2)(i)        [   ]       Rule 12h-3(b)(2)(ii)       [   ]
     Rule 12g-4(a)(2)(ii)       [   ]       Rule 15d-6                 [   ]
     Rule 12h-3(b)(1)(i)        [X]

Approximate number of holders of record as of the certification or notice date: None.

     Pursuant to the requirements of the Securities Exchange Act of 1934, MedE America Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                            By:  MEDE AMERICA CORPORATION
Date:  November 12, 1999


                                            By:  /s/ John L. Westerman III
                                                 Name: John L. Westerman III
                                                 Title:  Vice President and
                                                           Secretary